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                                                                      EXHIBIT 18

                       FRANK RUSSELL INVESTMENT COMPANY
                                MULTIPLE CLASS
                          PLAN PURSUANT TO RULE 18F-3
                                   UNDER THE
                        INVESTMENT COMPANY ACT OF 1940

                                APRIL 22, 1996
                         AS REVISED NOVEMBER 4, 1996,
                       JUNE 3, 1998 AND NOVEMBER 9, 1998

I.   INTRODUCTION

     In accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), this Plan describes the multi-class structure that will apply to certain portfolios of shares of beneficial interest, $.01 par value per share ("Shares") of Frank Russell Investment Company (each, a "Fund" and collectively, the 'Funds"), including the separate class arrangements for the service and distribution of Shares, the method for allocating the expenses, income, gain and loss of each Fund among its classes, and any related exchange privileges and conversion features that apply to the different classes.

II.  THE MULTI-CLASS STRUCTURE

     Each of the following Funds is authorized to issue three classes of Shares, identified as Class C, Class E, and Class S, respectively: Diversified Equity Fund, Special Growth Fund, Equity Income Fund, Quantitative Equity Fund, Diversified Bond Fund, Volatility Constrained Bond Fund, Fixed Income II Fund (to be renamed Short-Term Bond Fund), Multistrategy Bond Fund, Limited Volatility Tax Free Fund (to be renamed Tax Exempt Bond Fund), International Securities Fund, Real Estate Securities Fund and Emerging Markets Fund (each, a "Russell Fund").

     Each of the following Funds is authorized to issue four classes of Shares, identified as Class C, Class D, Class E and Class S, respectively: Aggressive Strategy Fund, Balanced Strategy Fund, Moderate Strategy Fund, Conservative Strategy Fund and Equity Balanced Strategy Fund (each, a LifePoints Fund") .

     Each of the following Funds is authorized to issue five classes of shares, identified as Class E, Class I, Class Y, and Premier Class, respectively: Equity I Fund, Equity II Fund, Equity III Fund, Equity Q Fund, International Fund, Fixed Income I Fund, Fixed Income II Fund and Fixed Income III Fund (each, an "Institutional Fund").

     Shares of each class of a Fund represent an equal pro rata interest in the underlying assets of that Fund, and generally have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (1) each class of Shares offered in connection with a Rule 12b-1 plan or shareholder services plan would bear certain fees under its respective plan

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and would have exclusive voting rights on matters pertaining to that plan and any related agreements; (2) each class of Shares may contain a conversion feature; (3) each class of Shares may bear differing amounts of certain Class Expenses; (4) different policies may be established with respect to the payment of distributions on the classes of Shares of a Fund to equalize the net asset values of the classes or, in the absence of such policies, the net asset value per share of the different classes may differ at certain times; (5) each class of Shares of a Fund might have different exchange privileges from another class; and (6) each class of Shares of a Fund would have a different class designation from another class of that Fund. The class of Shares shall also have the distinct features described in Section III, below.

III. CLASS ARRANGEMENTS

     A.  RULE 12B-1 AND SHAREHOLDER SERVICES PLANS

     FRIC has adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act with respect to Class C Shares of each Russell Fund and Class C shares and Class D Shares of each LifePoints Fund containing the following terms:

     FRIC may compensate its principal underwriter (the "Distributor") or any investment advisers, financial planners, banks, broker-dealers or other financial institutions that have entered into Sales Support Agreements for any activities or expenses primarily intended to result in the sale of Class C Shares or Class D Shares as the case may be, of the applicable Funds, as provided in the Shareholder Services Plan and the Distribution Plan and any Supplements thereto, subject to an annual limit of .75% of the average daily net assets of a Fund attributable to its Class C Shares and Class D Shares as the case may be.

     FRIC has adopted a Shareholder Services Plan with respect to the Class C Shares, Class D Shares, and Class E Shares of each applicable Fund containing the following terms:

     FRIC may compensate the Distributor or any broker-dealers, banks, investment advisers, financial planners and other financial institutions that are dealers of record or holders of record or that have a servicing relationship with the beneficial owners or shareholders of Class C, Class D, or Class E Shares for any activities or expenses primarily intended to assist, support or service their clients who beneficially own or are shareholders of Class C, Class D, or Class E Shares, as set forth in the Shareholder Services Agreement for FRIC, subject to an annual limit of 0.25% of the average daily net assets of a Fund attributable to its Class C Shares, Class D Shares, or Class E Shares, as the case may be.

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     B.    ALLOCATION OF EXPENSES AND INCOME

           1.      "TRUST" AND "FUND" EXPENSES

      The net investment income, realized and unrealized capital gains and losses and expenses (other than "Class Expenses," as defined below) of each Fund that is not a money market fund under Rule 2a-7 under the 1940 Act shall be allocated to each Class on the basis of its net asset value relative to the net asset value of the Fund. The net investment income, realized and unrealized capital gains and losses and expenses (other than "Class Expenses," as defined below) of each Fund that is a money market fund under Rule 2a-7 under the 1940 Act shall be allocated to each Share, regardless of class, on the basis of its net asset value relative to the net asset value of the Fund. Expenses so allocated include expenses of FRIC that are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of a Fund not attributable to a particular class of a Fund ("Fund Expenses"). Trust expenses include, but are not limited to, Trustees' fees and expenses; insurance costs; certain legal fees; expenses related to shareholder reports; and printing expenses (other than those set forth in Section B.2 below). Fund Expenses include, but are not limited to, certain registration fees (i.e., state registration fees imposed on a Fund-wide basis and SEC registration fees); custodial fees; audit fees; transfer agent fees (other than those set forth in Section B.2 below); advisory fees; fees related to the preparation of separate documents of a particular Fund, such as a separate prospectus; and other expenses relating to the management of the Fund's assets.

           2.      "CLASS" EXPENSES

     Class expenses include the following types of expenses, which are attributable to a particular class ("Class Expenses"): (a) payments pursuant to the Rule 12b-1 plan for that class; (b) transfer agent fees attributable to a specific class; (c) printing and postage expenses related to preparing and distributing shareholder reports, prospectuses and proxy materials to members of a specific class; (d) registration fees (other than those set forth in Section
B.1 above); (e) the expense of Fund administrative personnel and services as required to support the shareholders of a specific class; (f) litigation or other legal expenses relating solely to a specific class of Shares; (g) audit or accounting expenses relating solely to a specific class; (h) Trustees' fees incurred solely as a result of issues relating to a specific class of Shares; and (i) the expense of holding meetings solely for shareholders of a specific class. Expenses described in subpart (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may (but need not) be allocated as Class Expenses, but only if FRIC's Board of Trustees determines, or FRIC's President and Secretary/Treasurer have determined, subject to ratification by the Board of Trustees, that the allocation of such expenses by class is consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

     In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes reasonably allocable as a Class

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Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

           3.      WAIVERS OR REIMBURSEMENTS OF EXPENSES

     Expenses may be waived or reimbursed by any adviser to FRIC, by FRIC's underwriter or any other provider of services to FRIC without the prior approval of FRIC's Board of Trustees.

     C.    EXCHANGE PRIVILEGES

     Shareholders of a Fund may, to the extent provided from time to time in the Trust's registration statement under the Securities Act of 1933, as amended, (the "1933 Act") exchange Shares of a particular class for Shares of the same class in another Fund and exchange Shares of a particular class for Shares of a different class in the same Fund, each at the relative net asset values of the respective Shares to be exchanged and with no sales charge, provided that the Shares to be acquired in the exchange are, as may be necessary, registered under the 1933 Act, qualified for sale in the shareholder's state of residence and subject to the applicable requirements, if any, as to minimum amount.

     D.  CONVERSION FEATURE

     Shares of a class of a Fund may contain a conversion feature whereby they could automatically convert into Shares of a different class after a prescribed period following the purchase of the convertible Shares. Shares acquired through the reinvestment of dividends and other distributions paid with respect to convertible Shares also shall have a conversion feature. All conversions shall be on the basis of the relative net asset values of the two classes of Shares, without the imposition of any sales or other charge. Any asset-based sales or other charge applicable to the class of Shares into which the original Shares were converted shall thereafter apply to the converted Shares.

IV.  BOARD REVIEW

     A.  INITIAL APPROVAL

     The Board of Trustees of FRIC, including a majority of the Trustees who are not interested persons of FRIC, as defined under the 1940 Act (the "Independent Trustees"), at a meeting held on April 22, 1996, initially approved this Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class of Shares of each Fund individually and FRIC as a whole, and approved revisions of this Plan on November 4, 1996, on April 28, 1997, on June 3, 1998, and November 9, 1998, in each case based on a similar determination.

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     B.   APPROVAL OF AMENDMENTS

     Before any material amendments to this Plan, FRIC's Board of Trustees, including a majority of the Independent Trustees, must find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interests of each class of Shares of each Fund individually and FRIC as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of FRIC shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered subsidization of one class by another, and other potential conflict of interest between classes.

     C.  PERIODIC REVIEW

     The Board of Trustees of FRIC shall review the Plan as frequently as it deems necessary, consistent with applicable legal requirements.

IV.  EFFECTIVE DATE

The Plan first became effective as of April 22, 1996 and was revised as of November 4, 1996 to add the LifePoints Funds, and to add Class D Shares and Class E Shares with respect to each of those Funds and was revised as of June 3, 1998 (i) to redesignate existing Class C shares of the Russell Funds as Class E Shares; (ii) to add new and different Class C Shares with respect to the Russell Funds and the LifePoints Funds, (iii) to redesignate the existing shares of the Institutional Funds as Class I Shares; and to add Class Y, Premier Advisor Class, and Premier Institutional Class Shares with respect to the Institutional Funds and was revised November 9, 1998 (i) to authorize Class C Shares of the Fixed Income II Fund (to be renamed Short Term Bond Fund), (ii) to redesignate the Premier Advisor Class Shares of the Institutional Funds as "Premier Class" and (iii) to redesignate the Premier Institutional Class Shares of the Institutional Funds as "Class E Shares."

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